U.S. Securities and Exchange Commission
                            Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: July 16, 1996



                       THE VERMONT TEDDY BEAR CO., INC.
               (Name of small business issuer in its charter)



            New York                     1-12580                03-0291679
  (State or other jurisdiction         (Commission          (I.R.S. Employer
of incorporation or organization)      File Number)        Identification No.)


                      2236 Shelburne Road, P.O. Box 965
                          Shelburne, Vermont 05482
                  (Address of Principal executive offices)

Registrant's telephone number, including area code: (802) 985-3001

Item 5.

      The Vermont Teddy Bear Co., Inc.'s (the "Company") Board of Directors has designated 375,000 shares of the 999,910 shares of the Company's previously undesignated preferred stock as Series B Convertible Preferred Stock, with a par value of $0.05. Shares of the Series B Convertible Preferred Stock designated by the Company's Board of Directors do not have any voting rights, but do have a liquidation preference on a pari passu basis with the Company's previously designated, issued and outstanding Series A Preferred Stock. Each share of Series B Convertible Preferred Stock is convertible into one share of the Company's Common Stock, subject to certain anti-dilution rights, commencing one year after issuance of the Series B Convertible Preferred Stock.

      As of July 12, 1996, the Company completed a private placement of 204,912 units (the "Units"). Each Unit consists of one share of the Company's newly designated Series B Convertible Preferred Stock, along with an accompanying, detachable three-year warrant for the purchase of one share of the Company's Common Stock, par value $0.05, at an exercise price of $2.434 per share (the "Warrants"). The 204,912 Units were sold for an aggregate investment of $549,983.84, or $2.684 per Unit. Warrants for the purchase of an additional 10,245 shares of the Company's Common Stock were issued in connection with a finder's fee associated with the private placement of the Units. None of the Warrants may be exercised until one year after their issuance and they must all be exercised on or before three years after their issuance. The number of shares that may be purchased upon exercise of the Warrants is subject to certain anti-dilution provisions.

      Upon conversion of the Series B Convertible Preferred Stock or exercise of the Warrants, the resulting shares of common stock issued shall be "restricted securities" subject to certain registration rights contained in the Subscription Agreements related to the private placement.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    THE VERMONT TEDDY BEAR CO., INC.


Date: July 16, 1996                 /s/ R. Patrick Burns
                                    R. Patrick Burns, President, Chief
                                    Executive Officer and Director